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                                  EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT
                              --------------------

         This AGREEMENT (the "Agreement") is made and entered into as of this 1st day of April, 2000, by and among PhoneTel Technologies, Inc. (the "Corporation") and John D. Chichester (the "Executive").

                                R E C I T A L S :

         WHEREAS, the Executive is presently employed by the Corporation as its President and Chief Executive Officer.

         WHEREAS, PhoneTel's Board of Directors (the "Board") recognizes that Executive's contribution to the growth and success of PhoneTel has been substantial. The Board desires to provide for the continued employment of Executive having determined that the services of the Executive are of value to the Corporation and further determined that the Executive's continued employment is in the best interest of PhoneTel and its shareholders.

         WHEREAS, Executive is willing to commit himself to continue to serve PhoneTel on the terms and conditions herein provided.

                              A G R E E M E N T S :

         NOW THEREFORE, in consideration of the foregoing recitals and of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. EMPLOYMENT AND SERVICES.

         During the term of this Agreement, the Executive shall be employed as President and Chief Executive Officer of the Corporation. As President and Chief Executive Officer the Executive shall render administrative and management services to the Corporation such as are customarily performed by persons situated in similar executive positions, and such other duties as the Board may from time to time direct. As an employee of the Corporation, the Executive shall report directly to the Board.

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         2. TERM OF AGREEMENT.

         The term of this Agreement shall continue for a period of two years (2) commencing April 1, 2000 and ending on March 31, 2002 (the "Initial Term"). The Agreement shall automatically be extended for an additional one-year period (the "Extended Term"), unless the Executive is notified by the Board, at least thirty
(30) days prior to the expiration of the Initial Term, that the term of this Agreement shall not be extended.

         3. OBLIGATIONS OF THE EXECUTIVE.

         Except as set forth herein, the Executive agrees to devote his best efforts and such business time as may be reasonably necessary to the business and affairs of the Corporation and to discharge his responsibilities herein in a faithful and diligent manner. The Executive may serve on corporate, civic or charitable boards or committees and may manage personal investments, so long as such activities do not interfere in any material respect with the performance of his responsibilities hereunder. While Executive is providing services pursuant to the terms of this Agreement, Executive shall also be permitted to continue as an officer and director of Urban Telecommunications, Inc. ("Urban"), provided such involvement does not interfere in any material respect with his services to the Corporation. Other than in connection with Executive's rendering of services to Urban, Executive shall not, during the term of this Agreement, participate in any business competitive to the Corporation.

         4. COMPENSATION.

                  a. SALARY. During the first year of the Initial Term of this Agreement, the Corporation shall pay the Executive a salary of $350,000 per annum (the "Salary") which shall be paid at regular intervals in accordance with the Corporation's normal payroll practices. During the second year of the Initial Term and during the Extended Term of this Agreement, the Salary shall be increased by four percent (4%) per annum; provided, however, that said salary obligation for the Extended Term shall be in effect only in the event that the Extended Term hereof is in effect as provided herein. The Company's current payroll practices mandate payment on a bi-weekly basis.



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                  b. INCENTIVE BONUS. During the Initial Term and Extended Term
of this Agreement, the Executive shall be entitled to earn an annual cash bonus (the "Annual Bonus") based upon the annual financial performance of the Corporation.

     The Annual Bonus will be determined by first calculating the percentage of Executive's achievement (the "Achievement Percentage") which shall be obtained by dividing the Corporation's actual annual EBIDTA performance (the "Actual EBIDTA") by the Corporation's projected annual EBIDTA performance (the "Projected EBIDTA") as set forth in the Corporation's budget dated February 4, 2000 (the "Plan"). The Achievement Percentage shall be utilized, in accordance with the schedule set forth below (the "Annual Bonus Calculator Schedule"), to determine the bonus opportunity percentage (the "Bonus Opportunity Percentage"). During the first year of the Initial Term the Annual Bonus shall equal the product of the Bonus Opportunity Percentage and the sum of $90,000. During the second year of the Initial Term the Annual Bonus shall equal the product of the Bonus Opportunity Percentage and the sum of $100,000. During the Extended Term the Annual Bonus shall equal the product of the Bonus Opportunity Percentage and the sum of $110,000. The Annual Bonus shall be paid to Executive within forty-five (45) days following the end of each calendar year and shall be subject to withholding for any and all applicable federal, state and municipal payroll taxes.

                        ANNUAL BONUS CALCULATOR SCHEDULE

         ACHIEVEMENT PERCENTAGE             BONUS OPPORTUNITY PERCENTAGE

         Less than 80%                                 0%
         80.1% to 90%                                 90%
         90.1% to 100%                               100%
         100.1% to 110%                              110%
         Greater than 110%                           120%

                  c. BENEFIT PLANS. The Executive shall be entitled to participate in all plans of the Corporation relating to pension, deferred compensation, profit-sharing, stock purchase, group life insurance, medical insurance or other retirement or employee benefits that the Corporation may then have in force for the benefit of its executive employees, and for which he is otherwise eligible.



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                  d. EXPENSE REIMBURSEMENT. In addition to the compensation
provided to the Executive pursuant to subparagraphs a, b and c hereof, and upon receipt of proper documentation, the Corporation agrees to promptly reimburse the Executive for reasonable entertainment, travel, lodging, and other miscellaneous expenses incurred on its behalf and related to the performance of the Executive's duties hereunder.

                  e. STOCK INCENTIVE OPTIONS. The Executive is hereby granted stock incentive options ("Stock Incentive Options") to purchase 50,000 shares of the Common Stock of PhoneTel pursuant to the terms and conditions of the 1999 Management Incentive Plan. The Stock Incentive Options are in addition to those vested options to purchase shares of the Common Stock previously granted to Executive pursuant to Executive's 1999 Employment Agreement. The Stock Incentive Options shall vest as follows: 16,667 of said amount on March 31, 2001; 16,667 of said amount on March 31, 2002; and, the remaining balance of said amount on March 31, 2003; provided, however, that vesting of the Stock Incentive Options on March 31, 2003 shall occur only in the event that the Extended Term is in effect as provided pursuant to Section 2. In the event the Company should not elect to continue the employment of the Executive into the Extended Term for any reason other than Cause, the vesting of the Stock Incentive Options anticipated to occur on March 31, 2003 shall be advanced to the earlier expiration date of the Initial Term. The specific terms of the Stock Incentive Options shall be set forth in an Award Agreement of even date herewith between Executive and PhoneTel, and shall be further subject to the terms and conditions set forth in the 1999 Management Incentive Plan.

                  f. COMPANY VEHICLE. Company shall provide Executive with a vehicle for business and personal use and shall pay for all expenses incident to the operation of said vehicle including gasoline, insurance and reasonable repairs and maintenance.

                  g. RELOCATION EXPENSES. Company shall reimburse Executive those actual reasonable and customary expenses incurred as a result of the relocation of Executive's primary residence from New York to Ohio, up to a maximum amount of $70,000. Such expenses shall include, but not be limited to moving costs, bank closing costs, real estate fees and settlement costs associated with the sale of Executive's primary residence in New York and the purchase of Executive's primary residence in Ohio.



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5.     VACATIONS.

         The Executive shall be entitled to three weeks of paid vacation for each calendar year during the Initial Term or Extended Term of this Agreement. No more than two consecutive weeks of such vacation time may be taken at any one time and all vacation time must be preceded with notification to the Board of Directors. The Executive shall also be entitled to all paid holidays given by PhoneTel to its executives. The Executive shall not be entitled to receive any additional compensation for his unused vacation time.

         6. TERMINATION OF EMPLOYMENT.

         The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                  a. DEATH. The Executive's employment hereunder shall terminate upon his death. If the Executive's employment is terminated by his death, PhoneTel shall pay to Executive's spouse, or if he leaves no spouse, to his estate or such other beneficiaries as he shall designate on Exhibit A hereto, any benefits which, pursuant to the terms of this Agreement or any other benefit plan have been earned and have become payable but which have not yet been paid to the Executive. In the event Executive's employment is terminated pursuant to this subparagraph, all Stock Incentive Options granted to Executive which had not vested at the time of any such termination shall immediately terminate.

                  b. DISABILITY. If the Executive's employment terminates by reason of the Executive's Disability as defined in Paragraph 7 hereinbelow, the Corporation shall pay the Executive any benefits which, pursuant to the terms of this Agreement or any other benefit plan have been earned and have become payable but which have not yet been paid to the Executive. In the event Executive's employment is terminated pursuant to this subparagraph, all Stock Incentive Options granted to Executive which had not vested at the time of any such termination shall immediately terminate.

                  c. CAUSE. PhoneTel may terminate the Executive's employment hereunder for Cause, as such term is hereinafter defined. For purposes of this Agreement, termination for Cause shall include termination based on (i) the Executive's material breach of this Agreement which is not cured fully within ten (10) days after written notice to the



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Executive identifying such breach, provided that such ten (10) day period shall be extended to thirty (30) days if such breach is not reasonably susceptible of cure within ten (10) days and the Executive has commenced to cure and is then proceeding with diligence to cure such breach; (ii) conviction of the Executive for (A) any crime committed during the Initial Term or Extended Term of this Agreement constituting a felony in the jurisdiction in which committed, (B) any crime committed during the Initial Term or Extended Term of this Agreement involving moral turpitude (whether or not a felony) or (C) any other criminal act committed during the Initial Term or Extended Term of this Agreement against the Corporation involving dishonesty or willful misconduct intended to injure the Corporation (whether or not a felony); (iii) habitual and excessive use of alcohol or controlled substances other than for therapeutic reasons; (iv) indictment of the Executive by a grand jury for a felony violation of the federal securities laws; or (v) Executive's gross negligence in the performance of his duties. The Board shall have the authority to make the determinations with respect to termination for Cause provided for under this subparagraph. If the Executive's employment shall be terminated pursuant to this subparagraph, the Corporation shall pay the Executive his full salary through the date of termination at the rate in effect at the time notice of termination is given and the Corporation shall have no further obligations to the Executive under the terms of this Agreement.

                  d. TERMINATION BY EXECUTIVE. This Agreement may be voluntarily terminated by the Executive at any time upon sixty (60) days' written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the Board. In the event of such termination, the Corporation shall be obligated only to continue to pay the Executive his salary up to the date of termination and those retirement and/or employee benefits which have been earned or become payable up to the date of termination and shall have no further obligations to Executive under the terms of this Agreement.

                  e. TERMINATION WITHOUT CAUSE.The Corporation may terminate the Executive's employment hereunder without cause, upon three (3) months prior written notice; provided however, that in the event the Corporation terminates the Executive without cause during the Initial Term, the Executive shall be entitled, as the Executive's sole and



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exclusive remedy for such termination, a cash severance payment (the "Severance
Payment") from the Corporation and immediate vesting in all Stock Incentive Options previously granted subject to vesting. The amount of the Severance Payment shall be equal to (i) the Executive's salary for the remaining months in the Initial Term and (ii) the sum of $7,500 for each calendar month then remaining in the Initial Term for which the Executive has not yet qualified for or been paid the Annual Bonus. The amount of the Severance Payment shall additionally be increased by a factor of twenty five percent (25%) to account for the Executive's loss of benefits.

         In the event the Corporation terminates the Executive without cause during the Extended Term, the amount of the severance payment shall be equal to
(i) the Executive's salary for the remaining months in the Extended Term and
(ii) the sum of $7,500 for each calendar month remaining in the Extended Term for which the Executive has not yet qualified for or been paid the Annual Bonus (the "Extended Term Severance Payment"). The amount of the Extended Term Severance Payment shall additionally be increased by a factor of twenty percent (20%) to account for the Executive's loss of benefits.

         The amount of the Severance Payment or the Extended Term Severance Payment shall be due and payable to the Executive immediately upon termination and shall be subject to withholding for any and all applicable federal, state and municipal payroll taxes.

                  f. TERMINATION BY EXECUTIVE UPON TRIGGER EVENT. Upon a trigger event, as such term is defined hereinbelow (the "Trigger Event"), the Executive may elect to terminate this Agreement upon thirty (30) days written notice. In the event the Executive gives notice pursuant to this subparagraph, the Executive shall be entitled to the Severance Payment or the Extended Term Severance Payment set forth in subparagraph (e) unless the Executive has been advised by the Corporation, or its successor, that subsequent to the Trigger Event he is to be retained for the remainder of the Initial Term or Extended Term of the Agreement, subject to the terms and conditions contained herein and that he will perform substantially the same functions as those that he performed prior to the Trigger Event; provided, however, that the Executive shall not be required to relocate his primary residence to another location.



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         In the event that following a Trigger Event the Executive is offered continued employment subject to the terms and conditions contained herein, to the extent necessary, an extension of the then remaining Initial Term or Extended Term shall be extended to ensure a remaining period of not less than one (1) year following the Trigger Date and the provisions set forth in Section 2 hereinabove regarding an extension shall remain in full force and effect, if the Trigger Event should occur during the Initial Term. In the event of a Trigger Event, the vesting of all Stock Incentive Options held by the Executive as of the date of such Trigger Event shall be accelerated such that all of the Executive's Stock Incentive Options shall become exercisable and remain so until the earlier of their expiration or the termination of this Agreement.

         For purposes of this subparagraph a Trigger Event shall be deemed to occur if (a) the Corporation shall be merged or consolidated into another entity that is not affiliated with the Corporation, or (b) all or substantially all of the assets of the Corporation are sold to another entity that is not affiliated with the Corporation or (b) any person, as such term is used in Section 13 (d) and 14 (d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), with the exception of any affiliate existing as of the date hereof, becomes the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors. Notwithstanding anything to the contrary contained herein, a Trigger Event shall not include a public offering of the Corporation's securities.

         7. DISABILITY.

         Executive shall be deemed to be disabled and the Corporation may terminate this Agreement if Executive shall, as a result of such Disability, fail to perform the duties hereunder for any two (2) months during a consecutive three (3) month period. The Corporation may terminate the Executive's employment after having established his Disability, which results in the Executive becoming eligible for long-term disability benefits. For purposes of this Agreement, "Disability" means a physical, or mental infirmity, which prevents the Executive from performing the essential functions of his position under this Agreement.



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         8. NON-SOLICITATION AND NON-COMPETITION.

                  a. The Executive agrees that, other than in connection with the businesses currently serviced by Urban, during the Initial Term or Extended Term of this Agreement, and for a period of one (1) year after the termination of this Agreement, he will not directly or indirectly:

                           i. Solicit, divert or take away any of the customers,
                  business or patronage of the Corporation or its subsidiaries or affiliates; or

                           ii. Induce or attempt to influence any employee of
                  the Corporation or its subsidiaries or affiliates to terminate his or her employment therewith.

                  b. Executive agrees that during the Initial Term or Extended Term hereof and for one (1) year from the date of the termination of Executive's employment hereunder, other than in connection with the business currently conducted by Urban, Executive shall not compete with the Corporation, on behalf of his himself or any other person, firm, business or corporation, and he shall not directly or indirectly engage in the pay telephone business. The scope of this provision shall include any and all customers of the Corporation and any state served by the Corporation wherein it operates 250 or more pay telephones at any time during the term hereof.

                  c. In the event of a breach or threatened breach of the Executive of the provisions of this Paragraph 8, the Corporation, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction from a court of appropriate jurisdiction.

         9. SUCCESSORS; BINDING AGREEMENT.

         This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns. This Agreement and all rights of the Corporation hereunder shall inure to the benefit of and be enforceable by its successors and permitted assigns.



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         10. NO ASSIGNMENT.

         This Agreement is personal to the Executive and Executive shall not assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the Corporation.

         11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage repaid, to the following addresses or to such other address as either party may designate by like notice.

                  a.       If to the Corporation, to:
                           PhoneTel Technologies, Inc.
                           1001 Lakeside Avenue, 7th Floor
                           Cleveland, Ohio 44114
                           Attention:  General Counsel

                  b.       If to the Executive, to:
                           1700 East 13th Street, Apartment 17VE
                           Cleveland, Ohio  44114

                           With a copy to:
                           Bresler, Goodman & Unterman, LLP
                           521 Fifth Avenue
                           New York, NY 10175
                           Attn. Lee D. Unterman, Esq.

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12. AMENDMENTS.

         No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

         13. PARAGRAPH HEADINGS.

         The Paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.



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         14. SEVERABILITY.

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

         15. GOVERNING LAW.

         This Agreement shall, except to the extent that Federal law shall be deemed to preempt it, be governed by and construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                             PHONETEL TECHNOLOGIES, INC.


                                             By:   /s/ Thomas M. Barnhart II
                                                   -----------------------------
                                                   Thomas M. Barnhart II
                                                   Chairman of the Board


                                             EXECUTIVE



                                                   /s/ John D. Chichester
                                             -----------------------------------
                                             John D. Chichester



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